Exhibit 10.15

August 6, 2019

Valerie L. Pierce, Esq.

Dear Valerie,

On behalf of NGM Biopharmaceuticals, Inc. ("NGM" or the "Company"), we are pleased that you will be joining the Company as Senior Vice President, General Counsel and Chief Compliance Officer reporting to me. We believe this position represents an extraordinary opportunity, and we look forward to your joining our exceptional team.

Below are details of the compensation and benefits program we are offering as part of your employment with NGM, as well as other terms of your employment. Should you have questions regarding any part of this offer, or wish to receive additional details, please let us know. Your annual base salary will be $390,000.00, less payroll deductions and all required withholdings, paid semi- monthly over 24 pay periods per year. In addition, you will be eligible to participate in the NGM Incentive Bonus Plan. You will also be eligible to receive a one-time sign-on bonus of $75,000.00, payable within the first two pay periods of your employment with NGM. Should you voluntarily resign from NGM within two (2) years from your start date, you will be required to repay the pro-rated portion of the sign-on bonus payment based on the number of months you were employed by the Company following receipt of the sign-on bonus payment. In addition, you will be eligible to receive a one-time retention bonus of $75,000.00 payable within the first two pay periods following the one-year anniversary of your employment. Should you voluntarily resign from NGM within two (2) years from the receipt of your retention bonus payment, you will be required to repay the pro-rated portion of the retention bonus payment based on the number of months you were employed by the Company following receipt of the retention bonus payment.

NGM provides all eligible employees with a comprehensive benefits program. You will have the opportunity to participate in these benefits, which include medical, dental and vision coverage for you and your eligible dependents, if you choose to enroll in them. In addition, we provide life insurance, LTD and AD&D coverage, along with a comprehensive 401(k) program. NGM also provides benefits including Company holidays, vacation, sick leave and Health Care and Dependent Flexible Spending Accounts. The Company may change compensation and benefits from time to time in its discretion. There is a formal performance review period once a year.
An important component of your compensation includes the opportunity for ownership in the Company. After you commence employment, and subject to the approval of our Board of Directors (the "Board"), NGM will grant you an option to purchase 200,000 shares of the Company's common stock (subject to adjustment for stock splits, stock dividends, reclassification and the like) at the fair market value determined by the Board as of the date of grant (the "Option"). The Option will be subject to the terms and conditions of the Company's Equity Incentive Plan (the "Plan") and your grant agreement. Your grant agreement will reflect a four year vesting schedule, under which 25% of your Option will vest after 12 months and 1/48th of the total will vest at the end of each month thereafter, until either the Option is fully vested or your employment ends, whichever occurs first.

As a condition of your employment, you will be required to abide by the Company's policies and procedures, including those outlined in our employee handbook. You also agree to read, sign and comply with the Company's Employee Proprietary Information and Inventions Agreement ("Proprietary Information Agreement").

In your work for the Company, you will be expected to not make any unauthorized use of, or disclose, the confidential information or materials, including trade secrets, of any former employer or other third party to whom you owe an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which information is common knowledge in the industry or otherwise legally available in the public domain, or which is otherwise provided or developed by the Company. By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company in any manner.

This offer is contingent upon our verification of your employment history. Any intentional misrepresentation concerning your employment history may result in actions up to and including revocation of this offer or termination of your employment at NGM.

Your employment relationship is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason, with or without cause or advance notice.

This letter, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your agreement with the Company concerning this offer. The terms of this letter supersede any other representations or agreements made to you by any party, whether oral or written. The terms of our agreement cannot be changed (except those changes expressly reserved to the Company's discretion in this letter) other than by a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the state of California without reference to its conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability will not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder will be effective unless it is in writing. This agreement may be executed in more than one counterpart , and signatures transmitted electronically will be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

Valerie, we are thrilled that you have decided to accept our employment offer. Under the terms described above, please sign and date this letter and the Proprietary Information Agreement, and return them by August 13, 2019. It is our expectation that you will join NGM in September 2019.

NGM is an ambitious undertaking, and we fully expect our company to become a force in the development and commercialization of pharmaceutical therapies. To this end, we are assembling a team of uniquely qualified individuals with extraordinary knowledge, skills and drive. Your leadership of the legal area will be a critical part of our success and we look forward to you joining our team.

Sincerely,

/s/ David J. Woodhouse
David J. Woodhouse, Ph.D.
Chief Executive Officer

Exhibit A — Employee Proprietary Information and Inventions Agreement

Understood and Accepted

/s/ Valerie L. Pierce	8/6/19
Valerie L. Pierce, Esq.	Date

ADDITIONAL INFORMATION REGARDING SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

In addition to the employment offer letter with Ms. Pierce entered into on August 6, 2019, in May 2020 the Compensation Committee of the NGM Biopharmaceuticals, Inc. Board of Directors determined that, in the event of a termination without cause (and other than as a result of death or disability) or resignation for good reason, in either case on or within 18 months after the effective date of a change in control, and contingent on execution of an effective release of claims against us and satisfaction of certain other conditions, Ms. Pierce will be entitled to (i) continued payment of her base salary for 6 months; (ii) payment or reimbursement of COBRA premiums for her and her eligible dependents for up to 6 months; and (iii) full vesting of any unvested equity awards held by Ms. Pierce.

Severance Benefit Addendum

This Severance Benefit Addendum (“Addendum”), effective as of December 4, 2023, to the employment offer letter (“Offer Letter”) dated August 6, 2019 by and between Valerie Pierce (“Executive”) and NGM Biopharmaceuticals, Inc. (“NGM” or the “Company”) sets forth the terms of Executive’s severance benefits with the Company. This Addendum forms part of the Offer Letter. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Offer Letter.

1.Termination Without Cause or Resignation for Good Reason Following a Change in Control. If, on or within eighteen (18) months after the effective date of a Change in Control (as defined herein), either (i) the Company terminates Executive’s employment without Cause (as defined herein) and other than as a result of Executive’s death or Disability, or (ii) Executive resigns for Good Reason (as defined herein), and provided in any case (a) such termination or resignation constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-l(h)),  (b) Executive signs the Company’s standard form of release within the time period specified by the Company and allows it to become effective in accordance with its terms (but in no event later than sixty (60) days following Executive’s termination or resignation), and (c) Executive complies with Executive’s obligations under Executive’s Proprietary Information Agreement, then the Company shall provide Executive with the following severance benefits:

1.1Salary and Benefit Continuation. The Company will pay Executive severance in the form of Base Salary continuation for a six (6) month period following Executive’s last day of employment. These salary continuation payments will be paid on the Company’s regular payroll schedule and subject to standard deductions and withholdings over the applicable period following termination or resignation; provided, however, that no payments will be made prior to the sixtieth (60th) day following Executive’s termination or resignation. On the sixtieth (60th) day following Executive’s termination or resignation date, the Company will pay Executive in a lump sum the salary continuation payments that Executive would have received on or prior to such date under the original schedule but for the delay while waiting for the release deadline, with the balance of the cash severance being paid as originally scheduled. In addition, Executive shall have the right to continue Executive’s health insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or successor statute and any analogous provisions of applicable state law. Provided that Executive makes a timely and accurate election for continued health insurance coverage (including medical, dental, vision and prescription) under COBRA (or any state law of similar effect), the Company will pay the premiums for such continued coverage for Executive and Executive’s eligible dependents for the first six (6) months of such coverage, or such earlier date as Executive (or Executive’s dependents, as applicable) ceases to be eligible for such continuation coverage (such payment period, the “COBRA Payment Period”).

Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on Executive’s behalf, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the value of Executive’s monthly COBRA premium for the first month of COBRA coverage, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Executive’s election of COBRA coverage or payment of COBRA premiums and without regard to Executive’s continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

1.2Accelerated Vesting. The Company will accelerate the vesting of the Stock Rights, to the extent then-outstanding and unvested, such that all shares subject to the Stock Rights shall be deemed immediately vested and exercisable as of Executive’s termination or resignation date.

2.Section 409A Compliance. It is intended that each installment of the severance payments and benefits provided for in this Addendum is a separate “payment” for purposes of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). For the avoidance of doubt, it is intended that the severance satisfies, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-l(b)(4) and 1.409A-l(b)(9). Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that the severance payment provided above upon a separation from service constitute “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company or any successor entity thereto as of the separation from service, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance (or any portion thereof) shall be delayed as follows: on the earlier to occur of (i) the date that is six (6) months and one (1) day after the date of separation of service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the severance payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance had not been delayed pursuant to this paragraph and (B) commence paying the balance of the severance in accordance with the payment schedule set forth above.

3.Definitions. For purposes of this Addendum, the following terms used herein have the definitions set forth below.
3.1“Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect immediately prior to Executive’s termination or resignation triggering benefits under this Addendum, except that base pay shall exclude any reduction that would give rise to Executive’s right to a resignation for Good Reason (if applicable).
3.2“Cause” has the meaning ascribed to such term in the Plan.
3.3“Change in Control” has the meaning ascribed to such term in the Plan.
3.4“Disability” has the meaning ascribed to such term in the Plan.
3.5“Good Reason” means: if any of the following actions are taken by the Company or a successor corporation or entity without Executive’s consent, provided that Executive notifies the Company (or successor, as applicable) in writing, within ten (10) days after the occurrence of one of the following actions, that Executive intends to terminate Executive’s employment no earlier than thirty (30) days after providing such notice, and the Company (or successor, as applicable) fails to cure such actions within thirty (30) days after receipt of such notice, and Executive’s resignation is effective not later than (30) days after the Company (or successor, as applicable) fails to cure the issue: (a) a substantial reduction of Executive’s base salary; (b) a material reduction in Executive’s duties; (c) a material breach by the Company (or a successor corporation or entity, if applicable) of any provision of the Offer Letter, including this Addendum; or (d) a relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by greater than fifty (50) miles as compared to Executive’s then-current principal place of employment prior to such relocation (excluding regular travel in the ordinary course of business); provided that (i) if Executive’s principal place of employment is Executive’s personal residence, this clause (d) shall not apply and (ii) if Executive works remotely during any period in which Executive’s regular principal office location is a Company office that is closed, then neither Executive’s relocation to remote work or back to the office from remote work will be considered a relocation of Executive’s principal office location for purposes of this definition.
3.6“Plan” means the Company’s Amended and Restated 2018 Equity Incentive Plan, as amended from time to time, or any successor plan thereto.
3.7“Stock Rights” means all of Executive’s options, restricted stock, restricted stock units or rights to acquire vested ownership of shares of the Company’s Common Stock under plans, agreements or arrangements that are compensatory in nature, including, without limitation, the Option, the Plan and other agreements between the Company and Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum on and as of the day and year first above written.

NGM BIOPHARMACEUTICALS, INC.

By:	/s/ David J. Woodhouse
David J. Woodhouse, Ph.D.
Chief Executive Officer

/s/ Valerie Pierce
Valerie Pierce